Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of InterMune, Inc. for the registration of common stock, preferred stock, debt securities, and warrants and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of InterMune, Inc., and the effectiveness of internal control over financial reporting of InterMune, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 19, 2013